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EXHIBIT 10.9.3

AMENDMENT NUMBER SIX TO
THE COCA-COLA COMPANY
COMPENSATION DEFERRAL & INVESTMENT PROGRAM

        THIS AMENDMENT to The Coca-Cola Company Compensation Deferral & Investment Program (the "Plan") is adopted by The Coca-Cola Company Benefits Committee (the "Committee").

W I T N E S S E T H:

        WHEREAS, The Coca-Cola Company currently maintains the Plan for the benefit of its eligible employees;

        WHEREAS, pursuant to Section 6.1 of Plan, the CEO has the authority to appoint a committee to operate and administer the Plan;

        WHEREAS, on May 29, 2003, the CEO appointed The Coca-Cola Company Benefits Committee (the "Committee") to operate and administer the Plan;

        WHEREAS, pursuant to Section 6.8 of the Plan, the Committee has the authority to amend the Plan at any time; and

        WHEREAS, the Committee desires to amend the Plan to provide for certain changes.

        NOW THEREFORE, the Plan is hereby amended, effective January 1, 2004, in the following respects:

1.
Section 6.1 of the CDIP shall be amended by deleting the section in it's entirety and replacing it with the following:

        "6.1    Committee.

          (a)    Authority of Committee.    The Committee shall be responsible for the general administration of the Plan. In the absence of the appointment of a Committee, the functions and powers of the Committee shall reside with the Employer. The Committee and its designated agents shall have the exclusive right and discretion to interpret the terms and conditions of the Plan and to decide all matters arising with respect to the Plan's administration and operation (including factual issues). Any interpretations or decisions so made shall be conclusive and binding on all persons, subject to the claims procedures set forth in each respective coverage document. The Committee or its designee may pay the expenses of administering the Plan or may reimburse the Employer or other person performing administrative services with respect to the Plan if the Employer or such other person directly pays such expenses at the request of the Committee.

          (b)    Authority to Appoint Advisors and Agents.    The Committee may appoint and employ such persons as it may deem advisable and as it may require in carrying out the provisions of the Plan. To the extent permitted by law, the members of the Committee shall be fully protected by any action taken in reliance upon advice given by such persons and in reliance on tables, valuations, certificates, determinations, opinions and reports which are furnished by any accountant, counsel, claims administrator or other expert who is employed or engaged by the Committee.

          (c)    Compensation and Expenses of Committee.    The members of the Committee shall receive no compensation for its duties hereunder, but the Committee shall be reimbursed for all reasonable and necessary expenses incurred in the performance of its duties, including counsel fees and expenses. Such expenses of the Committee, including the compensation of administrators, actuaries, counsel, agents or others that the Committee may employ, shall be paid out of the general assets of the Company.

          (d)    Indemnification of Committee.    The Employer agrees to indemnify and to defend to the fullest extent permitted by law any employee serving as a member of the Committee or as its delegate against all liabilities, damages, costs and expenses, including attorneys' fees and amounts paid in settlement of any claims approved by the Employer, occasioned by any act or failure to act in connection with the Plan, unless such act or omission arises out of such employee's gross negligence, willful neglect or willful misconduct."

2.
A new section 6.9 shall be added as follows:

        "6.9    Disputes.

          (a)    Claim.    A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as "Claimant"), or his or her duly authorized representative, must file a written request for such benefit with the Committee, setting forth his or her claim within one year of the date such Claimant believes he or she was entitled to benefits under the Plan. The request must be addressed to the Director, Global Benefits of the Company at its then principal place of business.

          (b)    Claim Decision.    Upon receipt of a claim, the Committee (or its designee) shall deliver such reply within 90 days of receipt of the claim. The Committee may, however, extend the reply period before the end of such 90 days by notifying the Claimant in writing of the special circumstances requiring the extension and the date by which it expects to render its decision. Such extension will not exceed 90 days from the end of the initial period.

          If the claim is denied in whole or in part, the Committee (or its designee) shall inform the Claimant in writing, setting forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (c).

          (c)    Request For Review.    Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Company. Such request must be addressed to the Director, Global Benefits of the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may request, free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such 60 day period, he or she shall be barred and estopped from challenging the Company's determination.

          (d)    Review of Decision.    Within 60 days after the Committee's receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing, the decision setting forth the specific reasons for the decision, written in a manner calculated to be understood by the Claimant, containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Committee will so notify the Claimant in writing before the end of such period and indicate the date on which it expects to render its decision, which shall be no later than 120 days after receipt of the request for review.

          (e)    Limitation on Actions.    A Claimant must submit a written claim and exhaust this claim procedure before legal recourse of any type is sought. Any claim must be brought within one year after (a) in the case of any lump-sum payment, the date on which the payment was made; (b) in the case of an annuity payment or installment payment, the date of the first payment in the series of payments; or (c) for all other claims, the date on which the action complained of occurred. Any suit must be brought within one year after the date the Committee (or its designee) has made a final denial (or deemed denial) of a claim for benefits. Notwithstanding any other provision herein, any suit must be brought within two years after the date the claim first arose (as described above)."

        IN WITNESS WHEREOF, the Committee has adopted this Amendment Number Six on the date shown below, but effective as of the date indicated above.

The Coca-Cola Company Benefits Committee

By:	/s/ BARBARA S. GILBREATH
Date:	1/12/2004

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  EXHIBIT 10.9.3
AMENDMENT NUMBER SIX TO THE COCA-COLA COMPANY COMPENSATION DEFERRAL & INVESTMENT PROGRAM